UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2007

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01      Entry into a Material Definitive Agreement

        On February 15, 2007, the Board of Directors adopted the Amended and Restated Employee Stock Purchase Plan, a copy of which is included as Exhibit 10.1 to this report. This amended and restated plan amends the employee stock purchase plan previously in effect.

ITEM 5.02	Departure of Directors or Principal Officers, Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers

Macatawa Bank Management Incentive Plan

        Macatawa Bank maintains an Incentive Plan administered by the Compensation Committee of the Board of Directors. The purpose of the plan is to promote the Bank’s strategies and help to accomplish its primary business objectives. Participation in the Incentive Plan is by invitation, based on officer status, salary grade and previous satisfactory performance. In prior years, Incentive Plan awards were based on predetermined performance measures and involved a fixed potential bonus pool. For 2007, no specific dollar amount has been set for the bonus pool and no fixed criteria have been set.

Executive Compensation

        On February 15, 2007, the Board of Directors set the following annual salaries for 2007 for the persons indicated:

Name:	2007 Annual Salary

Benj. A. Smith, III	$200,000
Philip J. Koning	$295,610
Ronald L. Haan	$257,500
Jon W. Swets	$175,100

ITEM 5.03      Amendment to Articles of Incorporation or Bylaws

        On February 15, 2007, the Board of Directors adopted an amendment to the Bylaws of Macatawa Bank Corporation. Shareholder approval of the amendment was not required. The purpose of the Bylaw amendment was to clarify that Macatawa Bank Corporation has the authority to use both share certificates and book-entry recording of share ownership. A copy of the Bylaw Amendment is attached as Exhibit 2.1 to this report.

ITEM 9.01      Financial Statements and Exhibits

      3.2       Bylaw Amendment

      10.1      Amended and Restated Employee Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2007	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer